Exhibit 3.1

AMENDED AND RESTATED	FILED
CERTIFICATE OF INCORPORATION	MAY 04 2010
OF	STATE TREASURER
SELECTIVE INSURANCE GROUP, INC.

To:         Treasurer
State of New Jersey

Pursuant to the provisions of Title 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation organized under the laws of the State of New Jersey does hereby execute the following Amended and Restated Certificate of Incorporation:

FIRST:              The name of the corporation is: Selective Insurance Group, Inc.

SECOND:         The purpose of the corporation is to engage in any activity within the purposes for which corporations may be organized under the provisions of Title 14A, Corporations, General, of the New Jersey Statutes.

THIRD:             The address of the corporation’s current registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628 and the name of the corporation’s current registered agent at such address is Corporation Service Company.

FOURTH:

(a) Authorized Stock.  The corporation is authorized to issue 360,000,000 shares of common stock, having a par value of $2.00 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, without par value.

(b) Series A Junior Preferred Stock.

(1) Designation and Amount. The shares of such series shall be designated as “Series A Junior Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

(2) Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a sub-division or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(3) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the corporation, and each fractional share of Series A Preferred Stock shall have an equivalent fractional vote on all matters submitted to a vote of the stockholders of the corporation.

(B) Except as otherwise provided herein, in any other certificate of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(C) Except as set forth in this Amended and Restated Certificate of Incorporation, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under subparagraph (A) of this Paragraph (4), purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of preferred stock or any similar stock or as otherwise required by law.

(6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(9) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation’s Preferred Stock.

(10) Amendment. This Amended and Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

FIFTH:               The number of directors constituting the current Board of Directors is 12 and the names of said directors are as listed below.  Each of such directors has an address as follows: c/o Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

Name:

Paul D. Bauer
W. Marston Becker
A. David Brown
John C. Burville
Joan M. Lamm-Tennant
S. Griffin McClellan III
Michael J. Morrissey
Gregory E. Murphy
Cynthia S. Nicholson
Ronald L. O’Kelley
William M. Rue
J. Brian Thebault

SIXTH:

(a) Vote Required for Business Combinations.

(1) Higher Vote for Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section (b) of this Article SIXTH, any Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally for the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article SIXTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Amended and Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2) Definition of “Business Combination”. The term “Business Combination” as used in this Article SIXTH shall mean any transaction which is referred to in any one or more of the following clauses (A) through (E):

(A) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder (as hereinafter defined) or (2) any other corporation or person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) constituting not less than 10% of the total assets of the corporation as reported in the consolidated balance sheet of the corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(C) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value constituting not less than 10% of the total assets of the corporation as reported in the consolidated balance sheet of the corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared, to, or proposed by or on behalf of, any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(D) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(E) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

(b) When Higher Vote is Not Required. The provisions of Section (a) of this Article SIXTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (l) or (2) are met:

(1) Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the total number of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

(2) Price, Form of Consideration and Procedural Requirements. All of the following conditions shall have been met:

(A) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of consideration other than cash to be received per share by holders of shares of Common Stock of the corporation in such Business Combination shall be at least equal to the sum of:

(i) The greater of (l) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired or beneficially owned by it that were acquired within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in the transaction in which it became an Interested Stockholder, whichever is higher, or (2) the Fair Market Value per share of the Common Stock on the day after the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article SIXTH as the “Determination Date”), whichever is higher; and

(ii) Interest on the per share price calculated at the rate for 90 day United States Treasury obligations in effect on the Determination Date, compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest.

(B) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock, other than Common Stock, in such Business Combination shall be at least equal to the sum of the following, unless such Business

Combination is one in which the corporation is to become the surviving entity and such class of outstanding Voting Stock is to remain outstanding without any change in its rights, preferences and limitations, in which case such aggregate amount shall be at least equal to the sum of (x) the higher of the amounts set forth in subparagraphs (i)(1) and (i)(3) below and (y) the amount set forth in subparagraph (ii) below (it being intended that the requirements of this subparagraph (2)(B) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting stock):

(i) The greatest of (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired or beneficially owned by it that were acquired within the two year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, or (3) the Fair Market Value per share of such class of Voting Stock on the day after the Announcement Date or on the Determination Date, whichever is higher; and

(ii) Interest on the per share price calculated at the rate of 90 day United States Treasury obligations in effect on the Determination Date, compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable on such class to holders of record on record dates occurring in the interim, up to the amount of such interest.

(C) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(D) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Stockholder immediately prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares meeting all of the terms and conditions of this paragraph (2) (provided, however, that the failure of any stockholders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this subparagraph (2)(D) from being satisfied).

(E) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the total number of Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the corporation, if any; (b) there shall have been (l) no reduction in the annual rate of dividends paid on the shares of Common Stock (except as necessary to reflect any subdivision of the shares of Common Stock) except as approved by a majority of the total number of Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the total number of Continuing Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(F) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(G) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy or information statement shall contain, if a majority of the total number of Continuing Directors so requests, an opinion of a reputable investment banking firm (which firm shall be selected by a majority of the total number of Continuing Directors, furnished with all information it reasonably requests, and paid a reasonable fee for its services by the corporation upon the corporation’s receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of shares of Voting Stock (other than the Interested Stockholder).

(c) Certain Definitions. For the purposes of this Article SIXTH:

(1) A “person” shall mean any individual, firm, corporation, partnership or other entity, including, without limitation, any syndicate or group deemed to be a person pursuant to Section 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(2) “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary, any employee benefit plan maintained by the corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(A) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(B) is an Affiliate of the corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding Voting Stock; or

(C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; as amended.

In determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(3) A person shall be a “beneficial owner” of any shares of Voting Stock:

(A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(B) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(4) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(5) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(6) “Continuing Director” shall mean any member of the Board of Directors of the corporation who is not the Interested Stockholder or an Affiliate, Associate, representative, nominee or relative of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not the Interested Stockholder or an Affiliate, Associate, representative, nominee or relative of the Interested Stockholder and who is recommended to succeed a Continuing Director by a majority of the total number of Continuing Directors then on the Board of Directors.

(7) “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the; New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the total number of Continuing Directors in good faith, in each case with respect to any class of such stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of share of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the total number of Continuing Directors in good faith.

(8) In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (2)(A) and (2)(B) of Section (b) of this Article SIXTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(9) References to “highest per share price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

(d) Powers of the Board and the Continuing Directors. A majority of the entire Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Stockholder. Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is an Interested Stockholder, a majority of the total number of directors of the corporation who would qualify as Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article SIXTH, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article SIXTH, including, without limitation, (A) the number of shares of Voting Stock beneficially owned by any person, (B) whether a person is an Affiliate or Associate of another, (C) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or  transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value constituting not less than 10% of the total assets of the corporation as reported in the consolidated balance sheet of the corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared and (D) whether all of the applicable conditions set forth in paragraph (2) of Section (b) of this Article SIXTH have been met with respect to any Business Combination. Any determination pursuant to this Section (d) made in good faith shall be binding and conclusive on all parties.

(e) No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation), and in addition to any affirmative vote of the holders of Preferred Stock or any other class of capital stock of the corporation or any series of any of the foregoing then outstanding which is required by law or pursuant to this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% or more of the voting power of all the shares of then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article SIXTH of this Amended and Restated Certificate of Incorporation.

SEVENTH:

(a) Number, Election and Terms.  The business and affairs of the corporation shall be managed by a Board of Directors which shall have and may exercise all of the powers of the corporation, except such as are expressly conferred upon the stockholders by law, by this Amended and Restated Certificate of Incorporation or by the By-Laws. Subject to the rights of the holders of shares of any series of preferred stock then outstanding, the Board of Directors shall consist of not less than seven nor more than 20 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board of Directors, and if such number is not so fixed, the number shall be 12. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Commencing at the annual meeting of stockholders that is held in calendar year 2010 (the “2010 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director in office at the 2010 Annual Meeting whose term does not expire until the annual meeting of stockholders held in calendar year 2011 or calendar year 2012 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor shall have been elected and qualified.  Except as otherwise required by law, until the term of a Continuing Classified Director or any other director expires or otherwise terminates as aforesaid, such directors may be removed from office by the stockholders of the Corporation or the Board of Directors only for cause pursuant to the applicable provisions of the New Jersey Business Corporation Act.

(b) Amendment, Repeal, etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article SEVENTH or to alter, amend, adopt any provision inconsistent with, or repeal Sections 7A, 7B or 20 of the By-Laws of the corporation.

EIGHTH:

(a) Elimination of Certain Liability.

(1) A director of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except to the extent such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

(2) An officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

(b) Indemnification and Insurance.

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a “proceeding”), by reason of his or her being or having been a director or officer of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (whether or not for profit), serving as such at the request of the corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorneys’ fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that, except as provided in paragraph (2) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that if the New Jersey Business Corporation Act so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced unless it shall ultimately be determined that such director or officer is entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide for indemnification and advancement of expenses to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Right of Claimant to Bring Suit. If a claim under paragraph (1) of this Section is not paid in full by the corporation within 30 days after a written request has been received by the corporation, the claimant may at any time thereafter apply to a court for an award of indemnification by the corporation for the unpaid amount of the claim and, if successful on the merits or otherwise in connection with any proceeding, or in the defense of any claim, issue or matter therein, the claimant shall be entitled also to be paid by the corporation any and all expenses incurred or suffered in connection with such proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any proceeding where the required undertaking, if any, has been tendered to the corporation), that the claimant has not met the standard of conduct which makes it permissible under the New Jersey Business Corporation Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this Section (b) shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of stockholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.

(4) Insurance. The corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of such person being or having been such a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against such expenses and liabilities under the provisions of this Section (b) or otherwise.

NINTH:             The By-Laws of the corporation may be altered, amended or repealed by the stockholders or the Board of Directors as provided for in the corporation’s By-Laws.  Any By-Law adopted, amended or repealed by the stockholders as provided for in the By-Laws of the corporation may be amended or repealed by the Board of Directors, unless the resolution of the stockholders adopting such By-Law expressly reserves the right to amend or repeal it to the stockholders.

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IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President on the 3rd day of May, 2010.

/s/ Gregory E. Murphy
Gregory E. Murphy
Chairman, President and
Chief Executive Officer

CERTIFICATE
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SELECTIVE INSURANCE GROUP, INC.

To:         Treasurer
               State of New Jersey

Pursuant to the provisions of Section 14A:9-5(5), Corporations, General, of the New Jersey Statutes, the undersigned corporation organized under the laws of the State of New Jersey does hereby execute the following Certificate:

FIRST:              The name of the corporation is Selective Insurance Group, Inc. (the “Corporation”).

SECOND:         The Amended and Restated Certificate of Incorporation was adopted on the 28th day of April, 2010.

THIRD:             At the time of the adoption of the Amended and Restated Certificate of Incorporation, the number of outstanding shares and the class or series entitled to vote thereon as a class and the vote of such shares, was:

Class or	Total Number of Shares	Number of Shares Voted
Series	Entitled to Vote	For	Against
Common Stock	53,250,772	44,526,151	779,073

FOURTH:         The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by amending Article SEVENTH to read as follows:

(a) Number, Election and Terms.  The business and affairs of the corporation shall be managed by a Board of Directors which shall have and may exercise all of the powers of the corporation, except such as are expressly conferred upon the stockholders by law, by this Amended and Restated Certificate of Incorporation or by the By-Laws. Subject to the rights of the holders of shares of any series of preferred stock then outstanding, the Board of Directors shall consist of not less than seven nor more than 20 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board of Directors, and if such number is not so fixed, the number shall be 12. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Commencing at the annual meeting of stockholders that is held in calendar year 2010 (the “2010 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director in office at the 2010 Annual Meeting whose term does not expire until the annual meeting of stockholders held in calendar year 2011 or calendar year 2012

(a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor shall have been elected and qualified.  Except as otherwise required by law, until the term of a Continuing Classified Director or any other director expires or otherwise terminates as aforesaid, such directors may be removed from office by the stockholders of the Corporation or the Board of Directors only for cause pursuant to the applicable provisions of the New Jersey Business Corporation Act.

(b) Amendment, Repeal, etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article SEVENTH or to alter, amend, adopt any provision inconsistent with, or repeal Sections 7A, 7B or 20 of the By-Laws of the corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President on the 3rd day of May, 2010.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
Gregory E. Murphy
Chairman, President and
Chief Executive Officer